Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2009, relating to the consolidated financial statements and consolidated financial statement schedules of Allegheny Energy, Inc. and subsidiaries, and the effectiveness of Allegheny Energy Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Allegheny Energy Inc. and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

August 3, 2009